                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                         (AMENDMENT NO. ___________)(1)

                            HARVARD BIOSCIENCE, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                   416906 10 5
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                DECEMBER 12, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

         / /  Rule 13d-1(b)

         / /  Rule 13d-1(c)

         /X/  Rule 13d-1(d)


                       (Continued on the following pages)



--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

------------------------------------------                                      --------------------------------------
CUSIP NO.     416906  10  5
------------------------------------------                                      --------------------------------------
----------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS                 GRAZIANO FAMILY TRUST FOR THE BENEFIT OF GREGORY S. GRAZIANO
          S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS

                   I.R.S. ID#     04-6912657
----------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a)  / /
                                                                                                            (b)   X
----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.
----------------------------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         645,502
       NUMBER OF          --------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
     OWNED BY EACH                       NONE
       REPORTING          --------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         645,502
                          --------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         NONE
----------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   645,502
----------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                  / /

----------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   2.5%
----------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   OO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

------------------------------------------                                      --------------------------------------
CUSIP NO.     416906  10  5
------------------------------------------                                      --------------------------------------
----------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS                 GRAZIANO FAMILY TRUST FOR THE BENEFIT OF DEBORA G. BLANDFORD
          S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS

                   I.R.S. ID#     04-6912597
----------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a)  / /
                                                                                                            (b)   X
----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.
----------------------------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         645,502
       NUMBER OF          --------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
     OWNED BY EACH                       NONE
       REPORTING          --------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         645,502
                          --------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         NONE
----------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   645,502
----------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                  / /

----------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   2.5%
----------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   OO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

------------------------------------------                                      --------------------------------------
CUSIP NO.     416906  10  5
------------------------------------------                                      --------------------------------------
----------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS                 RICHARD B. ARONSON
          S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS

                   S.S.N.  ###-##-####
----------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a)  / /
                                                                                                            (b)   X
----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.
----------------------------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         NONE
       NUMBER OF          --------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
     OWNED BY EACH                       1,291,004(1)
       REPORTING          --------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         NONE
                          --------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         1,291,004(1)
----------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,294,004 (1)
----------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                  / /

----------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.0%
----------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
----------------------------------------------------------------------------------------------------------------------

(1) MR. ARONSON IS A TRUSTEE OF TWO TRUSTS (THE "TRUSTS") WHICH TOGETHER HOLD AN AGGREGATE OF 1,291,004 SHARES OF THE COMMON STOCK OF HARVARD BIOSCIENCE, INC. EACH OF THE TRUSTS HAS THREE TRUSTEES AND THE AFFIRMATIVE VOTE OF A MAJORITY OF THE TRUSTEES IS REQUIRED TO VOTE OR TO DISPOSE OF THE SHARES HELD BY EACH TRUST.

------------------------------------------                                      --------------------------------------
CUSIP NO.     416906  10  5
------------------------------------------                                      --------------------------------------
----------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS                 DEBORA G. BLANDFORD
          S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS

                   S.S.N.  ###-##-####
----------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a)  / /
                                                                                                            (b)   X
----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   THE STATE OF OHIO, U.S.A.
----------------------------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         NONE
       NUMBER OF          --------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
     OWNED BY EACH                       1,291,004(1)
       REPORTING          --------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         NONE
                          --------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         1,291,004(1)
----------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,294,004 (1)
----------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                  / /

----------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.0%
----------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
----------------------------------------------------------------------------------------------------------------------

(1) MS. BLANDFORD IS A TRUSTEE OF TWO TRUSTS (THE "TRUSTS") WHICH TOGETHER HOLD AN AGGREGATE OF 1,291,004 SHARES OF THE COMMON STOCK OF HARVARD BIOSCIENCE, INC. EACH OF THE TRUSTS HAS THREE TRUSTEES AND THE AFFIRMATIVE VOTE OF A MAJORITY OF THE TRUSTEES IS REQUIRED TO VOTE OR TO DISPOSE OF THE SHARES HELD BY EACH TRUST.

                                  SCHEDULE 13G

------------------------------------------                                      --------------------------------------
CUSIP NO.     416906  10  5
------------------------------------------                                      --------------------------------------
----------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS                 GREGORY S. GRAZIANO
          S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS

                   S.S.N.  ###-##-####
----------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a)  / /
                                                                                                            (b)   X
----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.
----------------------------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         NONE
       NUMBER OF          --------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
     OWNED BY EACH                       1,291,004(1)
       REPORTING          --------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         NONE
                          --------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         1,291,004(1)
----------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,294,004 (1)
----------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                  / /

----------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.0%
----------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
----------------------------------------------------------------------------------------------------------------------

(1) MR. GRAZIANO IS A TRUSTEE OF TWO TRUSTS (THE "TRUSTS") WHICH TOGETHER HOLD AN AGGREGATE OF 1,291,004 SHARES OF THE COMMON STOCK OF HARVARD BIOSCIENCE, INC. EACH OF THE TRUSTS HAS THREE TRUSTEES AND THE AFFIRMATIVE VOTE OF A MAJORITY OF THE TRUSTEES IS REQUIRED TO VOTE OR TO DISPOSE OF THE SHARES HELD BY EACH TRUST.

ITEM 1.

        (a)      Name of Issuer

                 HARVARD BIOSCIENCE, INC.

        (b)      Address of Issuer's Principal Executive Offices

                 84 OCTOBER HILL ROAD
                 HOLLISTON, MASSACHUSETTS 01746

ITEM 2.

        (a)      Name of Person Filing

                 (A)     GRAZIANO FAMILY TRUST FOR THE BENEFIT OF GREGORY S.
                         GRAZIANO

                 (B)     GRAZIANO FAMILY TRUST FOR THE BENEFIT OF DEBORA G.
                         BLANDFORD

                 (C)     RICHARD B. ARONSON

                 (D)     DEBORA G. BLANDFORD

                 (E)     GREGORY S. GRAZIANO

        (b)      Address of Principal Business Office or, if none, Residence

                 (A)     SEE (D) BELOW.

                 (B)     SEE (D) BELOW.

                 (C) 57 RIVER STREET, SUITE 104, WELLESLEY, MASSACHUSETTS 02481-2006

                 (D)     8475 BROWNSBORO PL., CINCINNATI, OHIO 45255

                 (E)     6 CHESTNUT STREET, ACTON, MASSACHUSETTS 01720

        (c)      Citizenship

                 (A)     THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.

                 (B)     THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.

                 (C)     THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.

                 (D)     THE STATE OF OHIO, U.S.A.

                 (E)     THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.

        (d)      Title of Class of Securities

                 COMMON STOCK, PAR VALUE $.01 PER SHARE

        (e)      CUSIP Number

                 416906 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                      NOT APPLICABLE

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [ ] An investment adviser in accordance with section
                240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

REFERENCE IS MADE TO THE COVER SHEET OF EACH REPORTING PERSON.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

AS REPORTED ABOVE, AS OF DECEMBER 31, 2000, THE TRUSTS HELD AN AGGREGATE OF 5.0% OF THE COMMON STOCK OF HARVARD BIOSCIENCE, INC. THE 1,291,004 SHARES REPORTED ON THIS SCHEDULE 13G WERE REPORTED ON A SCHEDULE 13G FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 2001 BY CHANCEY L. GRAZIANO (THE "FEBRUARY
SCHEDULE 13G"), THE SETTLOR OF THE TRUSTS. IT HAS SINCE BEEN DETERMINED THAT CHANCEY L. GRAZIANO IS NEITHER A TRUSTEE NOR A BENEFICIARY OF EITHER TRUST AND THEREFORE DOES NOT HAVE VOTING OR INVESTMENT POWER OVER THE SECURITIES HELD IN THE TRUSTS. ACCORDINGLY, AN AMENDED VERSION OF THE FEBRUARY SCHEDULE 13G IS BEING FILED CONCURRENTLY WITH THIS SCHEDULE 13G TO MORE ACCURATELY REFLECT THE BENEFICIAL OWNERSHIP OF THE 1,291,004 SHARES AS OF DECEMBER 31, 2000. AS A RESULT OF AN INCREASE IN THE AMOUNT OF SHARES ISSUED AND OUTSTANDING, THE TRUSTS NO LONGER HOLD 5.0% OR GREATER, IN THE AGGREGATE, OF THE COMMON STOCK OF HARVARD BIOSCIENCE, INC.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                      NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                      NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                      NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                      NOT APPLICABLE

ITEM 10. CERTIFICATION

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Date: November 23, 2001

                    GRAZIANO FAMILY TRUST FOR THE BENEFIT OF GREGORY S. GRAZIANO

                                   By:  /s/ Richard B. Aronson
                                      ------------------------------------------
                                        Richard B. Aronson, Trustee

                                   By:  /s/ Debora G. Blandford
                                      ------------------------------------------
                                        Debora G. Blandford, Trustee

                                   By:  /s/ Gregory S. Graziano
                                      ------------------------------------------
                                        Gregory S. Graziano, Trustee



                    GRAZIANO FAMILY TRUST FOR THE BENEFIT OF DEBORA G. BLANDFORD

                                   By:  /s/ Richard B. Aronson
                                      ------------------------------------------
                                        Richard B. Aronson, Trustee

                                   By:  /s/ Debora G. Blandford
                                      ------------------------------------------
                                        Debora G. Blandford, Trustee

                                   By:  /s/ Gregory S. Graziano
                                      ------------------------------------------
                                        Gregory S. Graziano, Trustee


                                   By:  /s/ Richard B. Aronson
                                      ------------------------------------------
                                        Richard B. Aronson

                                   By:  /s/ Debora G. Blandford
                                      ------------------------------------------
                                        Debora G. Blandford

                                   By:  /s/ Gregory S. Graziano
                                      ------------------------------------------
                                        Gregory S. Graziano

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Harvard Bioscience, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this agreement to be executed on their behalf this 23rd day of November, 2001.

                    GRAZIANO FAMILY TRUST FOR THE BENEFIT OF GREGORY S. GRAZIANO

                                   By:  /s/ Richard B. Aronson
                                      ------------------------------------------
                                        Richard B. Aronson, Trustee

                                   By:  /s/ Debora G. Blandford
                                      ------------------------------------------
                                        Debora G. Blandford, Trustee

                                   By:  /s/ Gregory S. Graziano
                                      ------------------------------------------
                                        Gregory S. Graziano, Trustee



                    GRAZIANO FAMILY TRUST FOR THE BENEFIT OF DEBORA G. BLANDFORD

                                   By:  /s/ Richard B. Aronson
                                      ------------------------------------------
                                        Richard B. Aronson, Trustee

                                   By:  /s/ Debora G. Blandford
                                      ------------------------------------------
                                        Debora G. Blandford, Trustee

                                   By:  /s/ Gregory S. Graziano
                                      ------------------------------------------
                                        Gregory S. Graziano, Trustee


                                   By:  /s/ Richard B. Aronson
                                      ------------------------------------------
                                        Richard B. Aronson

                                   By:  /s/ Debora G. Blandford
                                      ------------------------------------------
                                        Debora G. Blandford

                                   By:  /s/ Gregory S. Graziano
                                      ------------------------------------------
                                        Gregory S. Graziano